EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-60004 and 333-35450), of our reports dated March 29, 2010 relating to our audits of the financial statements of PacificHealth Laboratories, Inc. and on the effectiveness of internal control over financial reporting included in the 2009 annual report on Form 10-K.  Our report relating to our audit of the financial statements contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern.

/s/ Weiser LLP

Edison, New Jersey
March 29, 2010